Exhibit 10.14

Company Name: Qualys Inc MSA: MSA1081873

SAVVIS MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“MSA”) is by and between Savvis Communications Corporation and its affiliates (“Savvis”) and Qualys Inc (“Customer”) and is entered into as of this 22nd day of June, 2010 (“Effective Date”). This MSA shall supersede and replace the SAVVIS Comm., Corp. (f.k.a .Digital Island, Inc.) and Qualys, Inc., effective March 24, 2000 (the “Original Agreement”).

1. Services. Savvis will provide the Services in accordance with the Agreement. The “Agreement” means this MSA plus all applicable Service Schedules, Savvis Service Guides attached hereto as Exhibit A, Service Orders signed by both parties, service level agreements (“SLAs”) and any other documents that are expressly incorporated herein (collectively “Service Attachments”). Savvis may reject any Service Order and will not be bound by such Service Order until accepted by Savvis. Customer issued purchase orders will not modify the terms of the Agreement. Any requests for ancillary services not described in the applicable Service Attachments may be provided on an individual case basis as agreed to in writing by the parties.

2. Term. The term of the Agreement will commence on the Effective Date and continue until the expiration of the last Service term, unless earlier terminated in accordance with the Agreement (“Term”).

3. Payment

3.1. When Due/BCD. All undisputed payments are due in full within 30 days after the date of the invoice (“Due Date”). In addition to the Service charges, Customer shall also pay all applicable Taxes and any third party charges pre-approved in writing by Customer (e.g., installation, local access, utilities). Any amount not received by the Due Date will be past due and subject to interest at the lesser of 1/2% per month or the highest rate permitted by applicable law and attorneys’ fees and costs incurred by Savvis in collecting such amounts. Billing for each Service shall commence on the “Billing Commencement Date”, as defined in the applicable Service Schedule. Except as otherwise set forth in the applicable Service Order, (a) monthly recurring charges (“MRCs”) will be billed monthly in advance, (b) varying or usage-based charges will be billed monthly in arrears and (c) installation or other non-recurring charges will be billed upon the Billing Commencement Date. If Savvis is unable to deliver the Services on time solely due to the delay of Customer or its End Users or agents, Savvis may commence billing as of the date the Services would have been ready for delivery but for such delay. Savvis may, upon 30 days prior notice, require a deposit if Customer has failed to pay its invoices by the Due Date 3 times in any 12 month period or if there has been a material, adverse change in its financial condition.

Savvis has the ability to increase charges: (i) as set forth in a Service Schedule; and (ii) during any automatic renewal term.

3.2. Dispute. To dispute a charge on an invoice, Customer must identify the specific charge in dispute and provide a written explanation of the basis of the dispute within 30 days post the Due Date. The parties will work in good faith to resolve the dispute with appropriate escalations to senior management as appropriate. If Savvis determines in good faith that a disputed charge is in error, Savvis shall issue a credit or reverse the amount incorrectly billed. If it is determined that a disputed charge was billed correctly, Customer’s payment shall be due no later than 10 days after the determination.

4. Termination. Either party may terminate this Agreement or the affected Services (i) upon 30 days prior written notice in the event of a material, uncured breach of the Agreement (unless a different notice period expressly set forth in the Agreement applies) or in the event that a Force Majeure Event continues for at least 30 consecutive days; or (ii) in accordance with any other express term contained in the Agreement. Savvis may suspend Service or terminate the affected Service: (a) upon 15 days notice in the event or any uncured undisputed payment default; (b) upon notice in the event Customer violates Section 9. If Customer terminates an ordered Service prior to its delivery, except for cause as set forth above or pursuant to an express termination right granted under this Agreement, Customer will pay a cancellation fee equal to one month’s projected MRC, plus reasonable out-of-pocket costs incurred by or imposed upon Savvis (e.g., ordered equipment, licenses, carrier termination charges). If, after the delivery of Service but prior to the conclusion of the applicable Service term, the Service or this Agreement is terminated either by Savvis for cause or by Customer for any reason other than cause, then Customer shall be liable for: (a) an early termination charge equal to 50% of the MRCs for the affected Services multiplied by the number of months remaining in the Service term; (b) Service charges accrued but unpaid as of the termination date; and (c) any third party provider charges or reasonable out-of-pocket expenses incurred by Savvis (e.g., cancellation

Company Name: Qualys Inc MSA: MSA1081873

charges or annual software license fees). The parties agree that any cancellation fees and early termination charges set forth in the Agreement constitute liquidated damages and are not intended as a penalty. If a particular Service is terminated for which another service is dependent, all such services shall be deemed to be terminated.

5. Disclaimer of Warranties. THE FOLLOWING DISCLAIMERS SHALL NOT LIMIT CUSTOMER’S ABILITY TO SEEK ANY APPLICABLE SLA REMEDIES OR SEEK OTHER AVAILABLE REMEDIES. THE SERVICES AND ANY RELATED EQUIPMENT, SOFTWARE AND OTHER MATERIALS PROVIDED BY SAVVIS IN CONNECTION WITH THE SERVICES ARE PROVIDED WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS OR ANY RESULTS TO BE ACHIEVED HEREFROM. SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING THE COMPATIBILITY OF SOFTWARE OR EQUIPMENT OR ANY RESULTS TO BE ACHIEVED THEREFROM OR THAT ANY SERVICE WILL BE FREE FROM LOSS OR LIABILITY ARISING OUT OF ANY THIRD PARTY TECHNOLOGY, HACKING OR SIMILAR ACTIVITY, OR ANY ACT OR OMISSION OF THE CUSTOMER, INCLUDING FAILURE TO ENCRYPT.

6. Limitation on Liability.

6.1. Waiver Consequential Damages. NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOST OR IMPUTED PROFITS OR REVENUES, LOST DATA, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY.

6.2. General LOL. THE TOTAL AGGREGATE LIABILITY OF EACH PARTY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO TWELVE (12) TIMES THE MONTHLY RECURRING CHARGE PAID OR PAYABLE IN THE MONTH IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES.

6.3. Subcap for Customer Data. NOTWITHSTANDING THE ABOVE, WITH REGARD TO A SAVVIS BREACH OF ITS CUSTOMER DATA OBLIGATIONS UNDER SECTION 18, THE TOTAL AGGREGATE LIABILITY OF SAWIS TO CUSTOMER SHALL BE LIMITED TO THIRTY-SIX (36) TIMES THE MONTHLY RECURRING CHARGES PAID OR PAYABLE IN THE MONTH IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES; PROVIDED, HOWEVER, SAVVIS SHALL HAVE NO LIABILITY TO CUSTOMER FOR A BREACH OF SAVVIS’ CUSTOMER DATA OBLIGATIONS UNDER THIS AGREEMENT IF CUSTOMER HAS FAILED TO ENCRYPT THE CUSTOMER DATA THAT WAS BREACHED.

7. Indemnification. Each party agrees to defend, indemnify and hold the other harmless from third party claims, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees arising from breach of an express obligation under this Agreement. This indemnity shall be subject to the limitation of liability in paragraph 6 of this Agreement except for the following: (i) breach of the AUP in Section 9; (ii) breach of confidentiality (iii) gross negligence or willful misconduct; or (iv) any claims for personal (bodily) injury or damage to real or tangible property.

8. Confidentiality. Neither party shall, without the prior written consent of the other party, use or disclose the Confidential Information of the other party during the Term of this Agreement and for 2 years following the expiration or termination hereof. Each party will take all reasonable precautions to protect the other party’s Confidential Information, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) to any consultants, contractors, and counsel who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement with the disclosing party, or (ii) pursuant to legal process; provided that, the disclosing party shall, unless legally prohibited, provide the non-disclosing party with reasonable prior written notice sufficient to permit it an opportunity to contest such disclosure.

9. Use of Service. Customer will not use the Services or any Savvis infrastructure to transmit, distribute or store material: (i) that violates any law or regulation (ii) that materially interferes with or adversely affects the Services, infrastructure, or any third parties, (iii) that is tortious or violates any third party right (“AUP”). Savvis represents that its Services used in accordance with this Agreement do not infringe the intellectual property rights of any third party. Notwithstanding (i) above, Savvis acknowledges and agrees that Customer operates a network security service via a Software as a Service platform on behalf of its self and end user customers and resells that,

Company Name: Qualys Inc MSA: MSA1081873

among other things, and conducts port scans and other potentially intrusive activities.

10. Publicity. Neither party shall use, publicize, or issue any press release which includes the name, trademarks, or other proprietary identifying symbol of the other party or its affiliates, without the prior written consent of such other party.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles for resolving conflicts of law. In the event of litigation, each party expressly waives its right to have its claims or defenses heard by a jury.

12. Force Majeure. Neither party will be liable for any failure or delay in its performance under the Agreement (other than a failure to comply with payment obligations) due to an event beyond a party’s reasonable control (“Force Majeure Event”). If a Force Majeure Event prevents the provision of Service for a period of 30 days, either party may terminate the affected Service by providing 30 days written notice to the other party.

13. Notices. All notices required to be given hereunder shall be in writing and deemed given if sent to the addressee specified below either (a) by registered or certified U.S. mail, return receipt requested, postage prepaid, three days after such mailing; or (b) by national overnight courier service, the next business day. Customer’s Service disconnect, termination or non-renewal notices must include an additional copy to Attn: Client Solutions, 2355 Dulles Corner Blvd., Ste. 300, Herndon, VA 20171. Other routine operational notices (e.g., notice reminder of non-payment) may be sent via facsimile or email and will be deemed given on the day such notice is delivered.

To Savvis:

Savvis Communications Corporation

1 Savvis Parkway

St Louis, Missouri

United States

63017

Attn: General Counsel

To Qualys Inc:

Qualys Inc

1600 Bridge Pkwy FL 2

Redwood City, California

United States

94065-6126

14. Insurance. Each party shall carry and maintain during the Term, at its own cost and expense, insurance as follows (and provide the other with proof upon request): for Customer, commercial general liability $1 million per occurrence and $2 million aggregate; and for Savvis, $10 million per occurrence and aggregate for commercial general liability and errors and omissions.

15. Maintenance. Customer acknowledges that the Services may be subject to maintenance or repair and agrees to cooperate in a timely manner and provide reasonable access and assistance as necessary to allow such maintenance or repair.

16. Waiver. Except as otherwise expressly set forth in the Agreement, neither party’s failure to insist upon strict performance of any provision of the Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision of the Agreement.

17. Data Security. Savvis shall adopt and implement a formal corporate information security policy and/or program, that includes annual employee security awareness training, and reasonable information security policies and/or procedures that are designed to protect customer data from loss, misuse and unauthorized access or disclosure and comply with any applicable law; provided, however, that notwithstanding the foregoing, Savvis shall have no responsibility whatsoever for hacking or similar malicious activity by any third party. The Savvis Information Security Policy is subject to reasonable changes by Savvis from time to time. In addition, as of the Effective Date, Savvis has completed a SAS70 Type II audit in certain data centers and will continue to conduct such audits under SAS70 Type II or a similar standard. Subject to Customer’s execution of a standard Savvis SAS70 Non-Disclosure Agreement, Customer will be entitled to receive a copy of the then-available SAS70 report and make such SAS70 report available to its customers and resellers provided such customers of Customer and resellers have also executed a standard Savvis SAS70 Non-Disclosure Agreement or other documents Savvis deems appropriate in its reasonable judgment. Savvis failure to maintain a SAS70 Type II report will constitute material breach of this Agreement and Customer may terminate immediately without penalty.

18. Customer Data.

18.1. Access. Savvis shall allow access to Customer Data exclusively to those employees, representatives, agents of Savvis who have a need to see and use it pursuant to this Agreement, provided that such person is informed of the confidential nature of the Customer Data and of the obligations of Savvis in respect thereof and agrees to be bound by privacy

Company Name: Qualys Inc MSA: MSA1081873

and security obligations that are no less stringent than those contained in this Agreement.

18.2. Use of Customer Data. Except in accordance with this Section, Savvis may use Customer Data solely to the extent necessary to carry out Savvis’ express obligations under this Agreement and for no other purpose.

18.3. Procedures for Security Breaches. In the event Savvis knows or reasonably believes that there has been unauthorized access (or attempted unauthorized access) to Customer Data in the possession or control of Savvis that compromises or threatens to compromise the security, confidentiality or integrity of such Customer Data, Savvis shall use all commercially reasonable efforts to take the following actions:

(i) immediately notify Customer of such unauthorized access or attempted unauthorized access; and

(ii) identify to Customer what specific Customer Data may have been accessed; and

(iii) take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur; and

(iv) take reasonable steps to prohibit further disclosure of Customer Data; and

(v) cooperate with Customer as reasonably necessary to facilitate compliance with any applicable law regarding unauthorized access of Customer Data; and

(vi) at Savvis’ sole expense, conduct an investigation (the scope of which will be reasonably determined by Savvis) specifically limited to Savvis’ infrastructure and equipment; provided, however, that Savvis’ obligation to investigate under this sub-section shall no longer apply if Savvis reasonably determines through such investigation that the compromising of the Customer Data did not occur due to Savvis’ infrastructure, equipment or Personnel.

18.4. Specific Right to Injunctive Relief. The parties agree that any breach or threatened breach of this Section of the Agreement by Savvis may cause not only financial harm, but irreparable harm to Customer and that money damages may not provide an adequate remedy for such harm. In the event of a breach or threatened breach of this Section of the Agreement by Savvis, Customer shall, in addition to any other rights and remedies it may have, be entitled to obtain equitable relief, including an injunction, without the necessity of posting any bond or surety.

18.5. Definition of “Customer Data.” For purposes of this Agreement, “Customer Data” means all data (including financial data, customer transaction detail and End User Data), records, files, input materials, reports, forms and other such items that may or may not be encrypted by Customer and may be received, stored, or transmitted by Savvis for or on behalf of Customer in connection with the Services. Customer Data is and at all times shall remain the exclusive property of Customer or its affiliates, as applicable. For avoidance of doubt, in the event that Confidential Information (as defined in this Agreement) is also Customer Data, or is otherwise received, stored or transmitted by Savvis in connection with the delivery of the Services, the terms and condition of the treatment of Customer Data in this Section shall govern and control the responsibilities of the parties.

19. Miscellaneous. All provisions in the Agreement which by their nature are intended to survive expiration or termination shall so survive. If any term of the Agreement is held unenforceable, the unenforceable term shall be construed as nearly as possible to reflect the original intent of the parties and the remaining terms shall remain in effect. The Agreement is intended solely for Savvis and Customer and does not provide any third party (including End Users) with any right or benefit. Neither party may assign this Agreement or any portion hereof without the other party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement or a portion thereof: (i) in the event of a merger in which the party is not the surviving entity; (ii) in the event of a sale of all or substantially all of its assets; or (iii) to any party that controls, is controlled by or is in common control with such party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then this MSA, then the SSG attached hereto as Exhibit A, and then the Service Order with the latest date. Except as otherwise set forth herein, all amendments to the Agreement shall be in writing and signed by the parties’ authorized representatives. This MSA together with all applicable Service Attachments constitutes the entire agreement of the parties with respect to the Services and supersedes any other prior or contemporaneous agreement or understandings, whether oral or written, related to the subject matter hereof. All handwritten or typed modifications to the Agreement which are not mutually agreed to in writing are null and hereby rejected.

Company Name: Qualys Inc MSA: MSA1081873

20. Definitions.

“Confidential Information” means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing, or sales plans that is disclosed to, and received by, the other party pursuant to the Agreement. Confidential Information includes, but is not limited to, the terms and pricing of the Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

“End Users” means Customer’s members, end-users, customers or any other third parties who utilize or access the Services or the Savvis network via the Services provided hereunder.

“End User Data” means the information and data of End Users collected or stored through their use of Company’s services through Savvis’ Service, equipment and/or premise.

“Savvis Service Guide” (or “SSG”) means the product-specific Service guide that includes technical details and additional terms, if any, which can be found at http://www.savvis.net/legalguides, which Savvis may modify from time to time, effective upon posting on the website.

“Service” means the service provided by Savvis and/or its licensors and contractors as set forth on the Service Order.

“Service Order” means a service order request submitted on a form issued by Savvis and signed by Customer that includes the type and details of the specific Services ordered by Customer.

“Service Schedule” means those service descriptions providing the terms pursuant to which Savvis shall provide and Customer shall purchase the Services described therein.

“SLA Attachment” means the attachment that sets forth the SLA applicable to each individual Service, if any, which provides Customer’s sole and exclusive remedies for any Service quality or performance deficiencies or failures of any kind (e.g., uptime, latency), but such sole and exclusive remedies shall not apply to breaches of unrelated obligations under the Agreement such as infringement, confidentiality, etc. Savvis may modify SLAs during a renewal term upon 60 days notice.

“Taxes” means any applicable foreign, federal, state, or local taxes and charges assessed or incurred in connection with the Service, including without limitation, all governmental excise, use, sales, value-added, environmental assessments or charges, and occupational taxes and other fees, or other similar surcharges and levies, but excluding any taxes based on Savvis' net income.

Company Name: Qualys Inc MSA: MSA1081873

The parties have read and agree to the terms of this MSA and any applicable Service Attachments, all of which are made a part of the Agreement.

Savvis Communications Corporation		Qualys Inc

	/s/ James Mori		/s/ Don McCauley
Name:	JAMES MORI	Name:	Don McCauley
Title:	EVP, General Manager of the Americas	Title:	CFO
Date:	7/7/10	Date:	6/22/10

Company Name: Qualys Inc MSA: MSA1081873

Exhibits

Savvis Service Guide applicable to the Services as of the effective date of this Agreement.

A.	Savvis Colocation Services Guide

B.	HAN Internet

Note: Any other Savvis Services that Customer purchases in the future, the applicable SSGs, are expressly incorporated herein (collectively “Service Attachments”).